Exhibit 99.1

FOR IMMEDIATE RELEASE	For further information, call:
Timothy R. Horne - Sr. Vice President-Finance
Dover, Delaware, January 27, 2011	(302) 857-3292

DOVER MOTORSPORTS, INC. REPORTS RESULTS

FOR THE QUARTER AND YEAR ENDED DECEMBER 31, 2010

Dover Motorsports, Inc. (NYSE: DVD) today reported its results for the quarter and year ended December 31, 2010.

The Company’s fourth quarter is a seasonally slow quarter and typically results in a loss. We only promoted a NASCAR Nationwide Series event at Gateway International Raceway (Gateway) during the fourth quarter of 2010. We promoted two major events in the fourth quarter of 2009 – a NASCAR Nationwide Series event and the NHRA Full Throttle Racing Series event, both held at Memphis Motorsports Park (Memphis).

For the quarter ended December 31, 2010, revenues were $1,772,000 compared with $4,031,000 in the fourth quarter of 2009. The decrease was primarily related to the change in our motorsports events calendar discussed above and due to lower attendance and race related revenue at Gateway’s Nationwide Series race. Operating and marketing expenses in the 2010 quarter were $3,791,000 compared to $5,961,000 in the 2009 quarter primarily due to the change in the events calendar and lower costs related to the NASCAR Nationwide Series race.

General and administrative expenses of $3,154,000 in the fourth quarter of 2010 increased from $2,955,000 for the same quarter last year. The increase is primarily due to higher real estate taxes at Gateway, partially offset by savings from the closure of our Memphis facility.

As previously reported, we auctioned all real and personal property of Memphis with net proceeds of approximately $2,000,000 anticipated. Closing on the real property is scheduled for January 31, 2011. A non-cash impairment charge of $809,000 was recognized in the fourth quarter of 2010 to reduce the carrying value of Memphis to the sales price.

Also as previously reported, the Company has ceased all operations at Gateway and the facility is closed. The Company is evaluating all options regarding the final disposition of the facility. The Company recognized expense of $589,000 in the fourth quarter of 2010 to record a liability for the estimated fair value of Gateway’s future net lease obligations.

Depreciation and amortization was $1,500,000 during the fourth quarter of 2010 compared with $1,679,000 in the fourth quarter of 2009. The decrease is primarily due to a reduction in our depreciable asset base resulting from an impairment charge recorded in the second quarter of 2010.

The results for the fourth quarter of 2010 include the aforementioned non-cash impairment charge to write down the carrying value of Memphis to its fair value and the charge for future lease obligations at Gateway. The Company’s financial results are shown on an adjusted basis on the accompanying schedule – “Reconciliation of GAAP Loss to Adjusted Loss”.

Loss before income tax benefit for the fourth quarter of 2010 was $7,417,000 on an adjusted basis compared with $7,396,000 for the fourth quarter of last year.

Net loss was $4,569,000 or $.13 per diluted share on an adjusted basis in the fourth quarter of 2010 compared with $4,571,000 or $.13 per diluted share for the same period last year.

For the year ended December 31, 2010, total revenues were $62,960,000 compared with $70,878,000 in the prior year. We promoted one less major event in 2010 then we did in 2009.

On an adjusted basis, net loss was $2,261,000 or $.06 per diluted share for the year ended 2010 compared with $1,034,000 or $.03 per diluted share in 2009.

* * *

This release contains or may contain forward-looking statements based on management’s beliefs and assumptions. Such statements are subject to various risks and uncertainties which could cause results to vary materially. Please refer to the Company’s SEC filings for a discussion of such factors.

Dover Motorsports, Inc. is a leading promoter of motorsports events in the United States. Its motorsports subsidiaries operate two motorsports tracks in two states and promote NASCAR sanctioned and other motorsports events. The Company owns and operates Dover International Speedway in Dover, Delaware and Nashville Superspeedway near Nashville, Tennessee. For further information, log on to www.dovermotorsports.com.

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009
Revenues:
Admissions	$494	$1,592	$19,251	$24,741
Event-related	561	1,711	15,010	17,971
Broadcasting	702	715	28,681	27,999
Other	15	13	18	167

	1,772	4,031	62,960	70,878

Expenses:
Operating and marketing	3,791	5,961	43,641	50,466
General and administrative	3,154	2,955	13,254	12,174
Impairment charges	809	—	8,773	7,478
Facility exit costs	589	—	589	—
Depreciation and amortization	1,500	1,679	6,190	6,467

	9,843	10,595	72,447	76,585

Gain from insurance settlement	100	—	398	—

Operating loss	(7,971)	(6,564)	(9,089)	(5,707)

Interest income	6	7	17	14
Interest expense	(853)	(849)	(2,477)	(2,124)
Gain (loss) on sale of investments	3	10	6	(92)
Loss on extinguishment of debt	—	—	(208)	—

Loss before income tax benefit	(8,815)	(7,396)	(11,751)	(7,909)

Income tax benefit	3,337	2,825	3,405	2,014

Net loss	$(5,478)	$(4,571)	$(8,346)	$(5,895)

Net loss per common share:
Basic	$(0.15)	$(0.13)	$(0.23)	$(0.16)

Diluted	$(0.15)	$(0.13)	$(0.23)	$(0.16)

Weighted average shares outstanding:
Basic	36,099	36,025	36,095	36,021
Diluted	36,099	36,025	36,095	36,021

DOVER MOTORSPORTS, INC.

RECONCILIATION OF GAAP LOSS TO ADJUSTED LOSS

In Thousands, Except Per Share Amounts

(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2010	2009	2010	2009

GAAP loss before income taxes	$(8,815)	$(7,396)	$(11,751)	$(7,909)

Non-cash impairment charge (1)	809	—	8,773	7,478

Facility exit costs (2)	589	—	589	—

Adjusted loss before income taxes	$(7,417)	$(7,396)	$(2,389)	$(431)

GAAP net loss	$(5,478)	$(4,571)	$(8,346)	$(5,895)

Non-cash impairment charge, net of income taxes (1)	526	—	5,702	4,861

Facility exit costs, net of income taxes (2)	383	—	383	—

Adjusted net loss	$(4,569)	$(4,571)	$(2,261)	$(1,034)

GAAP net loss per common share - diluted	$(0.15)	$(0.13)	$(0.23)	$(0.16)

Non-cash impairment charge, net of income taxes (1)	0.01	—	0.16	0.13

Facility exit costs, net of income taxes (2)	0.01	—	0.01	—

Adjusted net loss per common share - diluted	$(0.13)	$(0.13)	$(0.06)	$(0.03)

(1)

We held an auction for the real and personal property comprising our Memphis Motorsports Park facility on December 14, 2010. The high bidder for the real estate bid $1,875,000. Since the carrying amount of the long-lived assets of the Memphis facility exceeded the sales price, we recognized a non-cash impairment charge of $809,000 in the fourth quarter of 2010.

During the second quarter of 2010, we reviewed the long-lived assets of our Gateway International Raceway facility for impairment. Based on the results of this analysis, we recorded a non-cash impairment charge of $7,964,000 to write-down the carrying value of long-lived assets at our Gateway facility to fair value.

During the third quarter of 2009, we reviewed the long-lived assets of our Memphis Motorsports Park facility for impairment. Based on the results of this analysis, we recorded a non-cash impairment charge of $7,478,000 to write-down the carrying value of long-lived assets at our Memphis facility to fair value.

(2)

During the fourth quarter of 2010, we announced the closing of our Gateway facility. We have long-term leases for approximately 160 acres of land at the facility and upon closing the facility we recognized expense of $589,000 to record a liability for the extimated fair value of Gateway’s future net lease obligations.

The above financial information is presented using other than generally accepted accounting principles (“non-GAAP”), and is reconciled to comparable information presented using GAAP. Non-GAAP adjusted loss before income taxes, adjusted net loss and adjusted net loss per common share - diluted are derived by adjusting amounts determined in accordance with GAAP for the aforementioned non-cash impairment charge and the facility exit costs. We believe such non-GAAP information is useful and meaningful to investors, and is used by investors and us to assess core operations. This non-GAAP financial information may not be comparable to similarly titled measures used by other entities and should not be considered as an alternative to operating loss, net loss or diluted loss per share, which are determined in accordance with GAAP.

DOVER MOTORSPORTS, INC.

CONSOLIDATED BALANCE SHEETS

In Thousands

(Unaudited)

	December 31, 2010	December 31, 2009

ASSETS
Current assets:
Cash and cash equivalents	$69	$155
Accounts receivable	839	1,260
Inventories	232	277
Prepaid expenses and other	1,732	1,528
Deferred income taxes	120	118
Assets held for sale	1,875	2,800

Total current assets	4,867	6,138

Property and equipment, net	116,563	130,182
Restricted cash	—	5,333
Other assets, net	526	712
Deferred income taxes	206	164

Total assets	$122,162	$142,529

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$146	$456
Accrued liabilities	3,064	2,986
Payable to Dover Downs Gaming & Entertainment, Inc.	18	5
Income taxes payable	123	199
Current portion of bonds payable	—	1,235
Deferred revenue	3,644	5,931

Total current liabilities	6,995	10,812

Revolving line of credit	38,200	41,000
Bonds payable	—	1,739
Liability for pension benefits	2,291	1,695
Other liabilities	473	875
Non current income taxes payable	1,241	3,269
Deferred income taxes	18,628	20,850

Total liabilities	67,828	80,240

Stockholders’ equity:
Common stock	1,820	1,806
Class A common stock	1,851	1,851
Additional paid-in capital	101,541	100,943
Accumulated deficit	(49,340)	(40,994)
Accumulated other comprehensive loss	(1,538)	(1,317)

Total stockholders’ equity	54,334	62,289

Total liabilities and stockholders’ equity	$122,162	$142,529

DOVER MOTORSPORTS, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

In Thousands

(Unaudited)

	Years Ended December 31,
	2010	2009

Operating activities:
Net loss	$(8,346)	$(5,895)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	6,190	6,467
Amortization of credit facility fees	501	229
Stock-based compensation	662	495
Deferred income taxes	(4,220)	(2,934)
Impairment charges	8,773	7,478
Gain from insurance settlement	(398)	—
Loss on extinguishment of debt	208	—
Facility exit costs	589	—
Changes in assets and liabilities:
Accounts receivable	421	690
Inventories	32	(4)
Prepaid expenses and other	(132)	212
Accounts payable	(223)	(148)
Accrued liabilities	(253)	(69)
Payable to/receivable from Dover Downs Gaming & Entertainment, Inc.	13	16
Income taxes payable/receivable	3	40
Deferred revenue	(2,287)	(1,031)
Other liabilities	(567)	(293)

Net cash provided by operating activities	966	5,253

Investing activities:
Capital expenditures	(488)	(1,912)
Insurance proceeds	398	—
Proceeds from sale of assets	129	—
Restricted cash	5,333	(114)
Proceeds from sale of available-for-sale securities	179	335
Purchase of available-for-sale securities	(185)	(333)

Net cash provided by (used in) investing activities	5,366	(2,024)

Financing activities:
Borrowings from revolving line of credit	32,600	37,050
Repayments on revolving line of credit	(35,400)	(38,250)
Repayments of bonds payable	(2,986)	(1,127)
Premium and fees on extinguisment of debt	(167)	—
Dividends paid	—	(733)
Repurchase of common stock	(50)	(19)
Credit facility fees	(415)	(283)

Net cash used in financing activities	(6,418)	(3,362)

Net decrease in cash and cash equivalents	(86)	(133)
Cash and cash equivalents, beginning of year	155	288

Cash and cash equivalents, end of year	$69	$155